Exhibit 99.1

Professional Holding Corp. Reports Fourth-Quarter and Annual 2020 Results

Quarterly Net Income of $5.5 Million Leads to Net Income of $8.3 Million for the Year Ended December 31, 2020

Coral Gables, Fla., January 29, 2021 – Professional Holding Corp. (the “Company”) (NASDAQ:PFHD), the parent company of Professional Bank (the “Bank”), today reported net income of $5.5 million, or $0.38 per diluted share, for the fourth quarter of 2020 compared to net income of $1.0 million, or $0.07 per diluted share, for the third quarter of 2020, and net income of $1.0 million, or $0.17 per diluted share, for the fourth quarter of 2019. For the year ended December 31, 2020, net income totaled $8.3 million, or $0.62 per diluted share, compared to net income of $2.3 million, or $0.40 per diluted share for the year ended December 31, 2019.

“2020 was an eventful year as we closed our initial public offering, completed the acquisition and integration of Marquis Bancorp Inc. (“MBI”), and expanded our market share during a worldwide pandemic,” said Daniel R. Sheehan, Chairman and Chief Executive Officer. “I am proud of the determination demonstrated by our team to continue providing our clients great service and products during unprecedented times.” Chief Financial Officer Mary Usategui commented that “we have successfully utilized a portion of the capital raised from our IPO to continue loan growth and complete the acquisition and integration of MBI, underscoring our strategy to grow both organically and through acquisitions.”

Results of Operations for the Three Months Ended December 31, 2020

●	Net income of $5.5 million compared to $1.0 million for the same period in 2019.
●	Pre-tax pre-provision earnings (non-GAAP, see Explanation of Certain Unaudited Non-GAAP Financial Measures) was $8.7 million for the current quarter, an increase of $2.0 million, or 29.3%, compared to pre-tax pre-provision earnings of $6.7 million in the previous quarter, and a 619.1% increase compared to $1.2 million during the same period in 2019.
●	Net interest income of $18.2 million, an increase of $0.7 million, or 4.0%, compared to the previous quarter, which was primarily due to an increase in loan portfolio yield, and an increase of $10.8 million, or 145.2%, compared to the same period in 2019.
●	Noninterest income of $1.5 million, an increase of $0.8 million, or 57.7%, compared to the previous quarter and an increase of $0.8 million, or 123.1% from the fourth quarter 2019.
●	Noninterest expense of $11.1 million, a decrease of $0.6 million, or 5.4%, compared to the previous quarter and an increase of $4.2 million, or 60.5%, compared to the same period in 2019. MBI business combination expenses were primarily responsible for the year over year increase.

Results of Operations for the Year Ended December 31, 2020

●	Net income of $8.3 million, an increase of $6.0 million, or 255.5%, compared to the same period in 2019.
●	Pre-tax pre-provision earnings (non-GAAP, see Explanation of Certain Unaudited Non-GAAP Financial Measures) was $20.7 million for the current year, an increase of $16.8 million, or 438.1%, compared to pre-tax pre-provision earnings of $3.9 million in the previous year.
●	Net interest income of $60.1 million, an increase of $32.0 million, or 114.1%, compared to the same period in 2019.
●	Noninterest income of $4.3 million, an increase of $1.5 million, or 53.3%, compared to the same period in 2019.
●	Noninterest expense of $43.6 million, an increase of $16.6 million, or 61.6%, compared to the same period in 2019. MBI business combination expenses and additional full-time employees were primarily responsible for the increase.

Financial Condition:

At December 31, 2020:

●	Total assets remained relatively flat at $2.1 billion, compared to September 30, 2020, primarily due to paying down Paycheck Protection Program Liquidity Facility (PPPLF) advances as well as deposit growth. New gross loan originations were $182.1 million for the quarter, compared to $97.4 million the prior quarter. Compared to December 31, 2019, total assets grew by $1.0 billion, or 95.3%, due to the MBI business combination, participation in the Paycheck Protection Program (PPP), with some these loans match funded with PPPLF advances of $101.4 million, and new organic growth. At December 31, 2020, the Company had a PPP loan balance of $190.0 million.
●	Net loans increased to $1.6 billion, up $55.6 million, or 3.5%, compared to September 30, 2020, and an increase of $859.5 million, or 109.5%, compared to December 31, 2019. We experienced growth across all loan types due to new organic originations.
●	Nonperforming assets totaled $10.4 million, an increase of $0.5 million, or 5.1%, compared to $9.9 million at September 30, 2020, and an increase of $8.1 million, or 357.6%, compared to $2.3 million at December 31, 2019.
●	The Company maintained its strong capital position. As of December 31, 2020, the Company was well-capitalized with a total risk-based capital ratio of 14.8%, and a leverage capital ratio of 10.0%.
●	The Company recorded adjustments to the original fair value estimates of the MBI valuation in the fourth quarter.

COVID-19 Operational Response and Bank Preparedness:

●	The Company continues to work within the COVID-19 response plans which were originally established in the Spring of 2020. The Company continues to update these plans to ensure that they comply with the latest governmental guidelines and health conditions.
●	As conditions permit, these plans facilitate our staff judiciously and safely returning to the office. On December 31, 2020, approximately 35% of our staff was working in the office while approximately 65% was working by remote access. There have been no significant changes since December 31, 2020. This compares to July 10, 2020, when 20% of our staff was working in the office and 80% was working by remote access.
●	The Company participated in the PPP and processed/closed/funded 1,506 small business loans representing $226.2 million in relief proceeds throughout 2020. The majority of these loans were initially pledged to the Federal Reserve as part of the PPPLF. The PPPLF pledged loans are non-recourse to the Company. In addition, we paid off approximately $123.6 million in PPPLF advances as of December 31, 2020, and had $101.4 million remaining as of December 31, 2020.
●	The Company added an online PPP application form and automated the PPP loan closing documentation process. There have been 677 loans submitted for forgiveness for a total of $127.3 million, or 56.3% of total PPP loan volume as of January 27, 2021.
●	As of December 31, 2020, we have reviewed and processed numerous debt service relief requests in accordance with Section 4013 of the CARES Act and interagency guidelines published by federal banking regulators on March 13, 2020. As currently interpreted by the agencies, the guidelines assert that short-term modifications made on good faith for reasons related to the COVID-19 pandemic to borrowers who were current prior to such relief are not considered Troubled Debt Restructurings (TDRs). These modifications include deferrals of principal and interest, modification to interest only, and deferrals to escrow requirements. The modifications have varying terms up to six months.

●	As of December 31, 2020, the Company approved $199.8 million in payment relief modifications that were granted under the CARES Act guidance associated with the treatment of TDRs. Since the inception of the CARES Act, $187.8 million of these loans either have been reinstated to their original payment terms or have been paid off. As of December 31, 2020, there remained 13 loans with outstanding balances of $11.1 million that remain under the exemption from TDR classification as provided for in the CARES Act. As of January 15, 2021, there remained 7 loans with outstanding balances of $6.8 million that remain under the exemption from TDR classification as provided for in the CARES Act.

●	To manage credit risk, the Company increased oversight and analysis of loans to borrowers in vulnerable industries, such as hotels and hospitality. As of December 31, 2020, these loans have a balance of $50.9 million. As of December 31, 2020, $30.6 million of these loans were provided payment relief consistent with Section 4013 of the CARES Act and the interagency guidelines published on March 13, 2020, and as of December 31, 2020, $28.3 million has been reinstated and returned to normal payment schedules, with one deferred loan remaining in this group.

PROFESSIONAL HOLDING CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollar amounts in thousands, except share data)

	December 31,	December 31,
	2020	2019
ASSETS
Cash and due from banks	$62,305	$21,408
Interest-bearing deposits	129,291	150,572
Federal funds sold	25,376	26,970
Cash and cash equivalents	216,972	198,950
Securities available for sale, at fair value	87,508	28,441
Securities held to maturity (fair value December 31, 2020 – $1,561, December 31, 2019 – $224)	1,547	214
Equity securities	6,005	971
Loans, net of allowance of $16,259 and $6,548 as of December 31, 2020, and December 31, 2019, respectively	1,644,643	785,167
Federal Home Loan Bank stock, at cost	3,229	2,994
Federal Reserve Bank stock, at cost	4,762	2,074
Accrued interest receivable	6,666	2,498
Premises and equipment, net	4,370	4,307
Bank owned life insurance	37,360	16,858
Goodwill	24,621	—
Core deposit intangibles	1,422	—
Other assets	18,165	10,667
	$2,057,270	$1,053,141
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand – non-interest bearing	$475,598	$184,211
Demand – interest bearing	947,370	599,318
Time deposits	236,575	109,344
Total deposits	1,659,543	892,873
Federal Home Loan Bank advances	40,000	55,000
Subordinated debt	10,153	—
Official checks	4,447	6,191
Line of credit	—	9,999
PPPLF advances	114,573	—
Accrued interest and other liabilities	12,989	9,776
Total liabilities	1,841,705	973,839
Commitments and contingent liabilities
Stockholders’ equity
Preferred stock, 10,000,000 shares authorized, none issued	—	—
Class A Voting Common stock, $0.01 par value; authorized 50,000,000 shares, issued 14,101,760 and outstanding 13,535,829 shares as of December 31, 2020, and authorized 50,000,000 shares, issued 5,360,262 and outstanding 5,115,262 shares at December 31, 2019	141	53
Class B Non-Voting Common stock, $0.01 par value; 10,000,000 shares authorized, none issued and outstanding at December 31, 2020, and 752,184 shares issued and outstanding at December 31, 2019	-	7
Treasury stock, at cost	(9,209)	(4,155)
Additional paid-in capital	208,995	77,019
Retained earnings	14,756	6,451
Accumulated other comprehensive income (loss)	882	(73)
Total stockholders’ equity	215,565	79,302
	$2,057,270	$1,053,141

PROFESSIONAL HOLDING CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)

(Dollar amounts in thousands, except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Interest income
Loans, including fees	$19,896	$9,732	$66,296	$36,021
Taxable securities	384	171	1,477	675
Dividend income on restricted stock	101	52	414	252
Other	75	655	912	2,262
Total interest income	20,456	10,610	69,099	39,210

Interest expense
Deposits	1,369	2,872	6,777	10,072
Federal Home Loan Bank advances	202	294	964	1,089
Other borrowings	644	6	1,305	6
Total interest expense	2,215	3,172	9,046	11,167

Net interest income	18,241	7,438	60,053	28,043
Provision for loan losses	1,252	100	10,017	862
Net interest income after provision for loan losses	16,989	7,338	50,036	27,181

Non-interest income
Service charges on deposit accounts	348	201	1,196	743
Income from Bank owned life insurance	124	131	502	409
Gain on sale and call of securities	21	5	37	8
Other	1,026	344	2,571	1,648
Total non-interest income	1,519	681	4,306	2,808

Non-interest expense
Salaries and employee benefits	6,971	4,987	25,579	18,521
Occupancy and equipment	1,241	743	4,292	2,567
Data processing	305	9	1,276	498
Marketing	(178)	10	545	410
Professional fees	650	147	2,373	1,253
Acquisition expenses	27	—	3,328	—
Regulatory assessments	348	247	1,112	600
Other	1,722	766	5,115	3,148
Total non-interest expense	11,086	6,909	43,620	26,997

Income before income taxes	7,422	1,110	10,722	2,992
Income tax provision	1,881	122	2,417	656
Net income	5,541	988	8,305	2,336

Earnings (loss) per share:
Basic	$0.41	$0.17	$0.68	$0.40
Diluted	$0.38	$0.17	$0.62	$0.40

Other comprehensive income:
Unrealized holding gain on securities available for sale	209	(73)	1,265	412
Tax effect	(51)	19	(310)	(104)
Other comprehensive gain, net of tax	158	(54)	955	308
Comprehensive income	$5,699	$934	$9,260	$2,644

Capital

The Company’s capital position remained strong as of December 31, 2020, with a total risk-based capital ratio of 14.8% and a leverage capital ratio of 10.0%. The total risk-based capital ratio was 15.7% at September 30, 2020, and 12.3% at December 31, 2019, and the leverage capital ratio was 10.1% at September 30, 2020, and 7.8% at December 31, 2019. Each of the Company’s capital ratios remain well in excess of regulatory requirements.

On March 2, 2020, the Company’s Board of Directors authorized the purchase from time to time of the Company’s Class A Common Stock. Under this program, shares may be repurchased in open market transactions, including plans complying with Rule 10b5-1 under the Exchange Act. The Company purchased $5.0 million in Class A Common Stock at an average price of $15.79 during the period of March 13, 2020, and May 18, 2020. No purchases were made between May 19, 2020, and November 3, 2020. For the three months ended December 31, 2020, the Company purchased $0.1 million in Class A Common Stock at an average price of $13.62 per share. For the year ended December 31, 2020, the Company purchased $5.1 million in Class A Common Stock at an average price of $15.75 per share.

Liquidity

The Company maintains a strong liquidity position. At December 31, 2020, in addition to its balance sheet liquidity, the Company had the ability to generate approximately $313.7 million in additional liquidity through available resources.

Net Interest Income and Net Interest Margin Analysis

Net interest income was $18.2 million for the quarter ended December 31, 2020. In addition to the $177.7 million in interest-bearing deposits at correspondent banks yielding 0.10%, the Company also has invested approximately $15 million in average balances at correspondent banks that currently pay 35 basis points in earnings credits, which are included in the $109.1 million in noninterest earning assets below. The total earnings credits accumulated for the quarter ended December 31, 2020, was $13.3 thousand, which were used to offset some of the Company’s noninterest expenses. The following table shows the average outstanding balance of each principal category of the Company’s assets, liabilities, and shareholders’ equity, together with the average yields on assets and the average costs of liabilities for the periods indicated. Such yields and costs are calculated by dividing the annualized income or expense by the average daily balances of the corresponding assets or liabilities for the respective periods.

	For the Three Months Ended December 31,
	2020			2019
	Average	Interest		Average	Interest
	Outstanding	Income/	Average	Outstanding	Income/	Average
(Dollars in thousands)	Balance	Expense(4)	Yield/Rate	Balance	Expense(4)	Yield/Rate
Assets
Interest earning assets
Interest-bearing deposits	$177,707	$46	0.10%	$127,097	$528	1.65%
Federal funds sold	60,070	29	0.19%	27,651	122	1.75%
Federal Reserve Bank stock, FHLB stock and other corporate stock	8,079	101	4.97%	4,986	52	4.14%
Investment securities	97,562	384	1.57%	30,646	176	2.28%
Loans(1)	1,602,828	19,896	4.94%	776,386	9,732	4.97%
Total interest earning assets	1,946,246	20,456	4.18%	966,766	10,610	4.35%
Noninterest earning assets	109,178			55,572
Total assets	2,055,424			1,022,338
Liabilities and shareholders’ equity
Interest-bearing liabilities
Interest-bearing deposits	1,147,211	1,369	0.47%	688,699	2,871	1.65%
Borrowed funds	201,202	846	1.67%	54,511	301	2.19%
Total interest-bearing liabilities	1,348,413	2,215	0.65%	743,210	3,172	1.69%
Noninterest-bearing liabilities
Noninterest-bearing deposits	480,372			188,390
Other noninterest-bearing liabilities	18,962			12,785
Shareholders’ equity	207,677			77,953
Total liabilities and shareholders’ equity	$2,055,424			$1,022,338
Net interest spread(2)			3.53%			2.66%
Net interest income		$18,241			$7,438
Net interest margin(3)			3.73%			3.05%

(1)	Includes nonaccrual loans.
(2)	Net interest spread is the difference between interest earned on interest earning assets and interest paid on interest-bearing liabilities.
(3)	Net interest margin is a ratio of net interest income to average interest earning assets for the same period.
(4)	Interest income on loans includes loan fees of $2.0 million and $0.3 million for the three months ended December 31, 2020, and 2019, respectively.

Provision for Loan Losses

The Company’s provision for loan losses amounted to $1.3 million for the fourth quarter of 2020 compared to $6.0 million for the third quarter and $0.1 million for the fourth quarter of 2019. The quarter over quarter decrease was primarily due to the Company addressing the impairment of a loan to Coex Coffee International Inc. (Coex) in the third quarter. The Company’s allowance for loan losses as a percentage of total loans (net of overdrafts and excluding PPP loans) was 1.10% at December 31, 2020, compared to 1.09% at September 30, 2020.

Investment Securities

The Company’s investment portfolio increased by $65.5 million, or 221.3%, to $95.1 million at December 31, 2020, from $29.6 million at December 31, 2019. The investment of a portion of the proceeds from the Company’s initial public offering and MBI acquisition are the primary reason for this increase. The Company invested these proceeds into liquid assets to provide more liquidity to fund loan growth, as well as securities available for sale. To supplement interest income earned on the Company’s loan portfolio, the Company invests in high quality mortgage-backed securities, government agency bonds, corporate bonds, community development district bonds, and equity securities (including mutual funds). When compared to the third quarter, the Company’s investment portfolio decreased by $4.6 million, or 4.6%, from $99.7 million to $95.1 million, due to anticipated payments of principal.

Loan Portfolio

The Company’s primary source of income is derived from interest earned on loans. The Company’s loan portfolio consists of loans secured by real estate as well as commercial business loans, construction and development loans, and other consumer loans. The Company’s loan clients primarily consist of small to medium sized businesses, the owners and operators of those businesses, and other professionals, entrepreneurs and high net worth individuals. The Company’s owner-occupied and investment commercial real estate loans, residential construction loans, and commercial business loans provide higher risk-adjusted returns, shorter maturities, and more sensitivity to interest rate fluctuations and are complemented by the relatively lower risk residential real estate loans to individuals. The Company’s lending activities are principally directed to the Miami-Dade MSA. The following table summarizes and provides additional information about certain segments of the Company’s loan portfolio as of December 31, 2020:

	December 31, 2020		December 31, 2019
(Dollars in thousands)	Amount	Percent	Amount	Percent
Commercial real estate	$777,776	46.7%	$270,981	34.2%
Owner Occupied	286,992	—	112,618	—
Non-Owner Occupied	490,784	—	158,363	—
Residential real estate	380,491	22.8%	342,257	43.2%
Commercial (Non-PPP)	206,665	12.4%	129,477	16.3%
Commercial (PPP)	189,977	11.4%	—	—%
Construction and development	99,883	6.0%	41,465	5.2%
Consumer and other loans	11,688	0.7%	8,287	1.1%
Total loans	$1,666,480	100.0%	$792,467	100.0%
Unearned loan origination (fees) costs, net	(5,578)		(752)
Allowance for loan losses	(16,259)		(6,548)
Loans, net	$1,644,643		$785,167

Non-Performing Assets

As of December 31, 2020, the Company had nonperforming assets of $10.4 million, or 0.51% of total assets, compared to nonperforming assets of $9.9 million, or 0.48% of total assets, at September 30, 2020. As of December 31, 2019, the Company had nonperforming assets of $2.3 million, or 0.22% of total assets.

In the third quarter of 2020, the Company recorded an impairment of $7.6 million against the Coex loan. The Company continues to vigorously pursue all courses of action available to mitigate potential losses, including a potential insurance claim, in order to recover as much of the current outstanding balance as possible. At this time, the Company is unable to provide any assurances whether these courses of action will ultimately be successful.

Allowance for Loan and Lease Losses (“ALLL”)

The Company’s allowance for loan losses was $16.3 million at December 31, 2020, an increase of $1.3 million, or 8.7%, compared to $15.0 million at September 30, 2020, and an increase of $9.8 million, or 150.8%, compared to $6.5 million at December 31, 2019.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”), including adjusted net income and adjusted net income per share, which we refer to “non-GAAP financial measures.” The table below provides a reconciliation between these non-GAAP measures and net income and net income per share, which are the most comparable GAAP measures.

Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these measures are useful supplemental information that can enhance investors’ understanding of the Company’s business and performance without considering taxes or provisions for loan losses and can be useful when comparing performance with other financial institutions. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures.

Reconciliation of non-GAAP Financial Measures

	Three Months		Three Months	Year
	Ended		Ended	Ended
	December 31,		September 30,	December 31,
	2020	2019	2020	2020	2019
(Dollar amounts in thousands, except per share data)
Net interest income (GAAP)	$18,241	$7,438	$17,460	$60,053	$28,043
Total non-interest income	1,519	681	963	4,306	2,808
Total non-interest expense	11,086	6,909	11,713	43,620	26,997
Pre-tax pre-provision earnings (non-GAAP)	$8,674	$1,210	$6,710	$20,739	$3,854
Total adjustments to non-interest expense	(27)	—	(1,078)	(3,328)	—
Adjusted pre-tax pre-provision earnings (non-GAAP)	$8,701	$1,210	$7,788	$24,067	$3,854
Adjusted return on average assets (non-GAAP)
Annualized pre-tax pre-provision ROAA (non-GAAP)	1.69%	0.47%	1.30%	1.61%	0.58%
Adjusted annualized pre-tax pre-provision ROAA (non-GAAP)	1.69%	0.47%	1.51%	1.87%	0.58%

Additional Materials

There is also a slide presentation with supplemental financial information relating to this release that can be accessed at https://myprobank.com/ir/.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements contained in this presentation that are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements preceded by, followed by or including words such as  “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” “may,” “will,” “would,” “could” or “should” and similar expressions.  Forward looking statements represent the Company’s current expectations, plans or forecasts and involve significant risks and uncertainties. Several important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include, without limitation, current and future economic and market conditions, including those that could impact credit quality and the ability to generate loans and gather deposits; the duration, extent and impact of the COVID-19 pandemic, including the governments’ responses to the pandemic, on our and our customers’ operations, personnel, and business activity (including developments and volatility), as well as COVID-19’s impact on the credit quality of our loan portfolio and financial markets and general economic conditions; the effects of our lack of a diversified loan portfolio and concentration in the South Florida market; the impairment estimate related to Coex and the Company's pursuit of actions to mitigate the ultimate losses on the Coex credit and the ability to recover as much of the outstanding indebtedness as possible; the impact of current and future interest rates and expectations concerning the actual timing and amount of interest rate movements; competition; our ability to execute business plans; geopolitical developments; legislative and regulatory developments; inflation or deflation; market fluctuations; natural disasters (including pandemics such as COVID-19); potential business uncertainties related to the integration of Marquis Bancorp (MBI), including into our operations critical accounting estimates; and other factors described in our Form 10-K for the year ended December 31, 2019, Form 10-Q for the fiscal quarter ended March 31, 2020, Form 10-Q for the fiscal quarter ended June 30, 2020, Form 10-Q for the fiscal quarter ended September 30, 2020 and other filings with the Securities and Exchange Commission. The Company disclaims any obligation to update any of the forward-looking statements included herein to reflect future events or developments or changes in expectations, except as may be required by law.

About Professional Holding Corp. and Professional Bank:

Professional Holding Corp. (NASDAQ:PFHD), is the financial holding company for Professional Bank, a Florida state-chartered bank established in 2008. Professional Bank focuses on providing creative, relationship-driven commercial banking products and services designed to meet the needs of small to medium-sized businesses, the owners and operators of these businesses, other professional entrepreneurs and high net worth individuals. Professional Bank currently operates through a network of nine locations in the regional areas of Miami, Broward, and Palm Beach counties. It also has a Digital Innovation Center located in Cleveland, Ohio and a loan production office in New England. For more information, visit www.myprobank.com. Member FDIC. Equal Housing Lender.